Exhibit 10.1

LEONARDO DRS
LONG-TERM INCENTIVE PLAN,
AS AMENDED

THE LEONARDO DRS LONG-TERM INCENTIVE PLAN, AS AMENDED
1.BACKGROUND.
1.1Name and Purpose. The name of this plan is the Leonardo DRS Long-Term Incentive Plan, as amended (the “Plan”). The purpose of the Plan is to: (a) motivate and reward Participants; (b) enable the Company to attract and retain employees who will contribute to the Company’s long-term success; and (c) promote effective use of the Company’s resources to achieve expected and superior performance.
1.2Effective Date. The Plan is effective as of January 1, 2021, and shall remain in effect until amended or terminated pursuant to Section 9.7.
2.DEFINITIONS.
The following terms shall have the following meanings:
2.1“Administrator” shall mean the Committee or its designee.
2.2“Affiliate(s)” means any corporation, subsidiary or other entity controlled by the Company and designated by the Administrator as a participating entity in the Plan.
2.3“Grant Award Letter” means written or electronic notification to a Participant informing the Participant of his or her Target Award of the Plan Year.
2.4“Award Payment” means the amount of an award payment made, or to be made, to a Participant under the Plan, as set forth in Section 6.2.
2.5“Board” means the Board of Directors of the Company, as constituted from time to time.
2.6“Cause” means (a) with respect to a Participant employed pursuant to a written employment agreement which agreement includes a definition of “Cause,” “Cause” as defined in that agreement or (b) with respect to any other Participant, the occurrence of any of the following: (i) the Participant’s repeated or continued failure to perform his or her duties to the Company’s satisfaction (other than any such failure resulting from incapacity due to physical or mental illness), as determined in the Company’s sole discretion; (ii) the Participant’s engagement in dishonesty, illegal conduct or misconduct; (iii) the Participant’s embezzlement, misappropriation or fraud, whether or not related to the Participant’s employment with the Company; (iv) the Participant’s conviction of, or plea of guilty or nolo contendere to, a crime that constitutes a felony (or state law equivalent) or crime that constitutes a misdemeanor involving moral turpitude; or (v) the Participant’s violations of the Company’s code of ethics and business conduct, as amended from time to time, as determined in the Company’s sole discretion.

2.7“CEO” means Chief Executive Officer.
2.8“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, including any regulations or authoritative guidance promulgated thereunder and successor provisions thereto.
2.9“Committee” means the Compensation Committee, as constituted from time to time, appointed by the Board to administer the Plan pursuant to Section 3.1.
2.10“Company” means Leonardo DRS, Inc.
2.11“Company Performance Component” means the part of a Target Award tied to achievement of Company Performance Metrics, as set forth in a Grant Award Letter.
2.12“Company Performance Metrics” means the specific Company performance metrics or objectives identified by the Committee as comprising the Company Performance Component for a given Plan Year or Performance Cycle.
2.13“Company Performance Metric Threshold(s)” means (i) a minimum level of performance below which no Award Payment amount will be paid for a Company Performance Metric, (ii) a target level of performance at which one hundred percent (100%) of the Target Award will be paid for a Company Performance Metric, and (iii) a maximum level of performance above which no additional Award Payment amount will be paid for a Company Performance Metric.
2.14“Covered Employee” has the meaning given to such term in Section 9.16.
2.15“Cycle” or “Performance Cycle” means three (3) consecutive Plan Years, commencing on the first day of the Plan Year in which a Target Award is issued and ending on the last day of the third Plan Year thereafter (e.g., January 1, 2020 – December 31, 2022).
2.16“Disability” or “Disabled” means, unless otherwise defined in an employment agreement between the Participant and the Company, a Participant’s inability to perform the duties of his or her employment on a full-time basis for six (6) consecutive months, as determined by the Committee.
2.17“Excess Compensation” has the meaning given to such term in Section 9.18.
2.18“Negative Discretion” means the discretion of the Committee to reduce or eliminate the size of an Award Payment in accordance with Section 6.1(d) of the Plan.
2.19“Participant” means employees of the Company or an Affiliate designated by the Committee or its authorized delegate(s) to participate in the Plan and who receive an Grant Award Letter pursuant to the Plan.

2.20“Participant Retention Component” means the part of a Target Award that is tied to a Participant’s continuous active employment and retention through the end of a Performance Cycle, as set forth in an Grant Award Letter.
2.21“Payment Date” means the date on which Award Payments are made to Participants.
2.22“Plan” means the Leonardo DRS Long-Term Incentive Plan, as hereafter amended from time to time.
2.23“Plan Year” means the Company’s fiscal year, which commences on January 1 and ends on December 31.
2.24“Pro-rated Award Payment” means an amount equal to the Award Payment otherwise payable to the Participant for a Plan Year or Performance Cycle in which the Participant was actively employed by the Company or an Affiliate for only a portion thereof, multiplied by a fraction, the numerator of which is the number of days the Participant worked during the Plan Year or Cycle and the denominator of which is the number of days in the Plan Year or Cycle. Pro-rated Award Payments will be made at the same time and in the same manner as Award Payments to other Participants.
2.25“Public Offering” means completion of (i) an offering of the Company’s equity securities registered under the Securities Act of 1933, as amended, (ii) a direct listing of such securities on a national securities exchange and/or (iii) an exchange of 50% or more of the shares of common stock of the Company then outstanding for publicly traded equity securities of an entity or person not affiliated with the Company.
2.26“Restrictive Covenants” The restrictions set forth in Section 9.16 and, if Participant is a party to, or participant in, an employment agreement, severance agreement or other agreement or plan with the Company, which agreement sets forth provisions regarding confidential information, non-solicitation or non-competition, the provisions set forth in such employment agreement, severance agreement or other agreement or plan.
2.27“Section 409A” means Section 409A of the Code, including any amendments or successor provisions to that section, and any regulations and other administrative guidance thereunder, in each case as they may be from time to time amended or interpreted through further administrative guidance.
2.28“Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

2.29“Target Award” means the target award, expressed as a fixed cash value, potentially payable under the Plan to a Participant over the course of one (1) Performance Cycle. The amount designated as the target award assumes 100% achievement of all Company Performance Metrics for each Plan Year of the applicable Performance Cycle as well as complete satisfaction of the Participant Retention Component for the applicable Performance Cycle.
2.30“Target Threshold” means the Company Performance Metric Threshold established for a Company Performance Metric, the achievement of which would result in payment to Participants in an amount equal to one hundred percent (100%) of the Target Award designated for that particular Company Performance Metric. Because a Plan Year can be part of multiple Performance Cycles, multiple and different Target Thresholds may be established for the same Company Performance Metric for the same Plan Year.
2.31“Top Executives” means the Chief Executive Officer (“CEO”), the Chief Operating Officer, the Chief Financial Officer, the General Counsel, and Executive Vice Presidents who report directly to the CEO. The actual number of executives covered by this definition may vary from time to time.
2.32“Treasury Regulations” means the regulations promulgated under the Code by the United States Treasury Department, as amended.
3.ADMINISTRATION.
3.1Administration. The Plan shall be administered by the Committee.
3.2Delegation by the Administrator. The Administrator, in its sole discretion, may delegate all or part of its authority and powers under the Plan to the CEO; provided however, the Committee may not delegate its responsibility to issue Target Awards or determine Award Payments to the Top Executives.
3.3Authority of the Administrator. Subject to the provisions of the Plan and applicable law, the Administrator shall have the power, in addition to other express powers and authorizations conferred on the Administrator by the Plan, to: (i) designate Participants; (ii) determine the terms and conditions of any Target Award or Award Payment; (iii) determine whether, to what extent, and under what circumstances Target Awards or Award Payments may be issued, modified, amended, withdrawn, rescinded, forfeited, suspended, reduced, eliminated, or clawed back; (iv) interpret and administer the Plan; (v) reconcile any inconsistency, correct any defect, and/or supply any omission, in the Plan or any instrument or agreement relating to, or Target Award issued under, the Plan; (vi) establish, amend, suspend, or waive any Plan rules or provisions for the administration, interpretation and/or application of the Plan; (vii) adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by employees who are foreign nationals or employed outside of the

United States; (viii) amend, alter, cancel, suspend, modify or terminate the Plan; and (iv) make any other determination and take any other action that the Administrator deems necessary or desirable for the administration of the Plan.
3.4Decisions Binding. All determinations and decisions made by the Administrator and any authorized designee of the Administrator, pursuant to the provisions of the Plan, shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.
3.5Agents; Limitation of Liability. The Administrator may appoint agents to assist in administering the Plan. The Administrator and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to it or him by any officer or employee of the Company, the Company’s certified public accountants, consultants or any other agent assisting in the administration of the Plan. The Administrator and any Committee, director, officer or employee of the Company acting at the direction or on behalf of the Administrator shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.
4.ELIGIBILITY AND PARTICIPATION.
4.1Eligibility. Only those individuals designated by the Administrator or its designee, and issued a Grant Award Letter, are eligible to participate in the Plan. Participation in the Plan is limited to those individuals regularly scheduled to work thirty (30) or more hours per week and selected to participate by the Administrator or its authorized designee. If the Company has a Public Offering, no new Target Awards shall be granted under the Plan after such Public Offering.
4.2Participation. The Administrator, or its authorized designee, shall select the individuals who shall be Participants for each Plan Year or Performance Cycle. Only those individuals designated by the Administrator or its designee to participate in the Plan with respect to a particular Plan Year or Performance Cycle, and who are issued a Grant Award Letter under the Plan, may participate in the Plan for the designated Plan Year or Performance Cycle.
4.3New Hires. Subject to Section 4.2, an individual hired into an eligible position prior to September 1 of a Plan Year is eligible to receive a Target Award.
4.4Future Plan Years; Other Plans. An individual who is designated as a Participant for a given Plan Year or Performance Cycle is not guaranteed or assured of being selected for participation in any subsequent Plan Year or Performance Cycle. Participation in the Plan does not guarantee participation in other or future incentive plans. Plan design and participation will be evaluated and determined on a year-to-year basis.

4.5Leaves of Absence. Except as provided herein, to be eligible to receive payments under the Plan, Participants must be actively and continuously employed by the Company through the Payment Date following the end of each Plan Year and/or Performance Cycle. If a Participant takes a leave of absence from the Company for a portion of a Plan Year or Performance Cycle, the Participant will be eligible to receive Pro-rated Award Payments, as to both the Company Performance Components and Participant Retention Components, reflecting participation for the period during which the Participant was actively employed and depending upon the type of leave and time away from the Company, as determined in the sole discretion of the Administrator.
4.6Re-employment. If a Participant’s employment terminates and the Company or an Affiliate re-employs the Participant at any time thereafter, whether in the same or different Plan Year or Performance Cycle, the Participant shall not automatically resume participation in the Plan. Any subsequent participation in the Plan will be subject to designation by the Administrator and the issuance of a new Target Award.
5.TERMS OF TARGET AWARDS.
5.1Determination of Target Awards. Prior to, or reasonably promptly following the commencement of each Plan Year, the Administrator shall establish or approve the Target Award for each Participant. The Company shall provide each Participant with a Grant Award Letter after January 1 of each Plan Year. In the event a Participant’s Target Award is changed during the Plan Year, unless otherwise determined by the Company, all future Award Payments shall be calculated based on the new Target Award.
5.2Target Award Components. Target Awards shall be comprised of two (2) components: a Company Performance Component and a Participant Retention Component.
5.3Company Performance Component.
(a)Determination of Company Performance Component. Prior to, or reasonably promptly following commencement of, each Plan Year, the Administrator, for each Performance Cycle, shall establish:
(i)Company Performance Metrics;
(ii)the relative weighting of each Company Performance Metrics;
(iii)Company Performance Metric Thresholds (minimum, target and maximum) for each Company Performance Metric;
(iv)the payout range for each Company Performance Metric; and

(v)a formula or interpolation (sliding) scale for determining the percentage of the Target Award payable as determined by the percentage level achieved of the designated Target Threshold for each Company Performance Metric.
(b)Award Payments Related to Company Performance Component. The Company Performance Component of each Target Award is earned and payable subject to the Company’s achievement of the designated Company Performance Metric Thresholds for each of the weighted Company Performance Metrics, for each Plan Year of the applicable Performance Cycle. Unless stated otherwise in the Grant Award Letter, the Company Performance Component of a Target Award is payable in a lump sum at the end of the three (3) Plan Years of the applicable Performance Cycle, subject to the terms and conditions set forth in Section 6.
(c)Notice to Participants of Company Performance Component. The Company shall notify Participants of the Company Performance Component details for each Performance Cycle, on or after January 1 of the first Plan Year in a Performance Cycle, through issuance of a Grant Award Letter.
5.4Participant Retention Component.
(a)Determination of Participant Retention Component. Prior to, or reasonably promptly following commencement of, each Performance Cycle, the Administrator shall establish the Participant Retention Component for each Plan Year of the next Performance Cycle.
(b)Award Payments Related to Participant Retention Component. The Participant Retention Component of each Target Award is payable if, and only if, the Participant is actively employed in good standing as of the Payment Date following the last day of each Plan Year of the applicable Performance Cycle.
6.PAYMENT OF TARGET AWARDS.
6.1Determination of Award Payments; Certification.
(a)Following the completion of the Performance Cycle, the Administrator shall determine the extent to which the Target Thresholds for each Company Performance Metric were achieved or exceeded.
(b)If the minimum Company Performance Metric Thresholds are not achieved for a designated Company Performance Metric, no Award Payment amount will be paid for that Company Performance Metric. If the maximum Company Performance Metric Thresholds established for a Company Performance Metrics are exceeded, no additional Award Payment amount will be paid for that Company Performance Metric.
(c)To the extent the minimum Company Performance Metric Threshold is achieved for a Company Performance Metric, the Administrator shall certify in writing the extent to which the Company Performance Metric has been achieved and shall then determine, in accordance with the prescribed formula or interpolation, the amount of each Participant’s Award Payment related to that Company Performance Metric.
(d)In determining the amount of each Award Payment related to the Company Performance Component, the Administrator may reduce or eliminate the amount of an Award Payment by applying Negative Discretion if, in its sole discretion, such reduction or elimination is appropriate.
6.2Form and Timing of Award Payment. Except as otherwise provided herein or in a Grant Award Letter, as soon as practicable following the Committee’s certification pursuant to Section 6.1(c) for the applicable Plan Year, each Participant shall receive either a cash lump sum payment of the Participant’s applicable Award Payment or, at the sole election of the Committee, an amount of fully vested shares of common stock of the Company with an equivalent fair market value (as determined by the Committee in its sole discretion) issued under any omnibus equity compensation plan adopted by the Company (“Shares”), in each case less required and applicable withholdings and deductions no later than the fifteenth (15th) day of the seventh (7th) month following the end of a Plan Year or the first pay period thereafter. Any Shares will be subject to the terms of the applicable omnibus equity compensation plan and any applicable award agreement.
6.3Treatment of Target Award Components for Award Payments. For Target Awards issued in 2019 and 2020, subject to Section 5.1 above, the Company Performance Metrics for the 2021 and 2022 Plan Years shall be deemed satisfied at 100% of the Target Award and payable as follows:
(a)For Award Payments payable in 2022, each Participant shall be eligible to receive:
(i)100% of the third installment of the Company Performance Component, attributable to the 2019 Target Award,
(ii)100% of the second installment of the Company Performance Component attributable to the 2020 Target Award, and
(iii)100% of the Participant Retention Component attributable to the 2019 Target Award.

(b)For Award Payments payable in 2023, each Participant shall be eligible to receive:
(i)100% of the third installment of the Company Performance Component, attributable to 2020 Target Award, and
(ii)100% of the Participant Retention Component attributable to the 2020 Target Award.
7.PARTICIPANT EMPLOYMENT REQUIREMENT.
7.1.Award Payments are not earned until the Payment Date.
7.2.Subject to Section 8.1, no Award Payments shall be paid to any Participant who is not actively employed, in good standing, by the Company or an Affiliate on the Payment Date.
7.3.Whether a Participant is employed in good standing as of the Payment Date shall be determined in the sole discretion of the Company.
8TERMINATION OF EMPLOYMENT.
8.1Termination of Employment for Reasons Other than Cause. Except as otherwise provided in Section 8.3, if a Participant’s employment terminates for any reason, the Participant shall cease to be eligible for any Award Payments not paid as of the date on which employment terminates, provided, however, (a) in the event a Participant’s employment is terminated involuntarily for reasons other than Cause after December 31 of the Plan Year, and subject to the Administrator’s certification pursuant to Section 6.1, the Committee or its designee, in its sole discretion, may authorize a Pro-rated Award Payment reflecting the Participant’s participation for a portion of the Plan Year or Performance Cycle of which the Plan Year is part and (b) in the event a Participant’s employment is terminated involuntarily as part of a reduction in force after December 31 of the Plan Year, and subject to the Administrator’s certification pursuant to Section 6.1, the Committee, in its sole discretion, may authorize an Award Payment reflecting the Participant’s participation for the full Plan Year or Performance Cycle of which the Plan Year is part.
8.2Termination of Employment for Cause. If a Participant’s employment is terminated for Cause, the Participant shall cease to be eligible for any Award Payments not paid as of the date on which employment terminates. The Company may require repayment of any Award Payments previously paid to a Participant if it discovers facts that, if known earlier, would have constituted grounds for termination of employment for Cause prior to payment.
8.3Termination of Employment Due to Death or Disability.

(a)Unless otherwise expressly set forth in an employment agreement signed by the Company and a Participant, if a Participant’s employment is terminated by reason of the Participant’s death or Disability, and subject to the Administrator’s certification pursuant to Section 6.1, the Administrator, in its sole discretion, may authorize a Pro-rated Award Payment to the Participant or the Participant’s beneficiary reflecting the Participant’s participation for a portion of the Plan Year or Cycle(s) in which employment terminated.
(b)In the case of a Participant’s Disability, employment shall be deemed to have terminated on the date the Committee determines the Participant is Disabled.
8.4Pro-rated Award Payments. Any Pro-rated Award Payments paid pursuant to this Section 8 and subject to the Administrator’s certification pursuant to Section 6.1 will be made at the same time and in the same manner as Award Payments paid to other Participants.
8.5Re-employment. If a Participant’s employment terminates and the Company re-employs the Participant at any time thereafter, whether in the same or different Plan Year or Performance Cycle, the Participant shall not automatically resume participation in the Plan. Any subsequent participation in the Plan will be subject to designation by the Administrator and the issuance of a new Target Award.
9.GENERAL PROVISIONS.
9.1Compliance with Legal Requirements. The Plan and the issuance of Target Awards shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.
9.2Non-transferability. A Participant’s rights and interests under the Plan, including any Target Award previously made to such person or any amounts payable under the Plan, may not be assigned, pledged, or transferred, except in the event of the Participant’s death, to a designated beneficiary in accordance with the Plan, or in the absence of such designation, by will or the laws of descent or distribution.
9.3No Right to Employment. Nothing in the Plan or in any notice of Target Award shall confer upon any person the right to continue in the employment of the Company or any Affiliate or affect the right of the Company or any Affiliate to terminate the employment of any Participant.
9.4No Right to Target Award. Unless otherwise expressly set forth in an employment agreement signed by the Company and a Participant, a Participant shall not have any right to a Target Award under the Plan until such Target Award has been issued to such Participant. Participation in the Plan in one (1) Plan Year or

Performance Cycle does not connote or confer any right to participate in the Plan in any future Plan Year or Performance Cycle.
9.5Target Award Confidentiality. Target Awards and Award Payments under the Plan are confidential. Failure by a Participant to keep Target Awards and Award Payments confidential may render the Participant ineligible for any future Target Awards or Award Payments under the Plan.
9.6Withholding. The Company shall have the right to withhold from an Award Payment any federal, state or local income and/or payroll taxes required by law to be withheld, any other applicable withholdings or deductions, and to take such other action as the Company may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other obligations relating to an Award Payment.
The Company shall also be entitled to withhold from an Award Payment any amounts owed by a Participant to the Company. Participants will only receive the net amount remaining after all applicable taxes, withholdings and deductions have been collected.
9.7Amendment or Termination of the Plan. The Board or the Committee, may amend, alter, cancel, suspend, modify or terminate the Plan, in whole or in part, at any time and for any reason.
9.8Unfunded Status. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).
9.9Governing Law, Jurisdiction, Venue. The laws of the Commonwealth of Virginia shall govern the interpretation, validity, administration, enforcement and performance of the terms of the Plan regardless of the law that might be applied under principles of conflicts of laws. The parties agree that any suit, action, or proceeding arising out of or relating to the Plan shall be brought to the exclusive jurisdiction of the Circuit Court of Arlington County (Virginia) or the United States District Court for the Eastern District of Virginia (Alexandria Division). The parties irrevocably waive, to the fullest extent permitted by law, any objection a party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE

ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of the Plan shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.
9.10Section 409A of the Code. It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Code. In the event that any Award Payment does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A of the Code. The Board and the Committee will have full authority to give effect to the intent of the foregoing. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the Plan and a provision of any Target Award, the Plan will govern.
Without limiting the generality of this Section 9.10, with respect to any Target Award made under the Plan that is “deferred compensation” subject to Section 409A:
(a)any payment due upon a Participant’s termination of employment will be paid only upon such Participant’s separation from service from the Company within the meaning of Section 409A;
(b)any payment to be made with respect to such Target Award in connection with the Participant’s separation from service from the Company within the meaning of Section 409A (and any other payment that would be subject to the limitations in Section 409A(a)(2)(B) of the Code) will be delayed until six (6) months after the Participant’s separation from service (or earlier death) in accordance with the requirements of Section 409A;
(c)if the Target Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participant’s right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment; and
(d)for purposes of determining whether the Participant has experienced a separation from service from the Company within the meaning of Section 409A, “subsidiary” will mean a corporation or other entity in a chain of corporations or other entities in which each corporation or other entity, starting with the Company, has a controlling interest in another corporation or other entity in the chain, ending with such corporation or other entity. For purposes of the preceding sentence, the term “controlling interest” has the same meaning as provided in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations, provided that the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations.
9.11Section Headings. The headings of the Plan have been inserted for convenience of reference only and in the event of any conflict, the text of the Plan, rather than such headings, shall control.
9.12Severability. In the event that any provision of the Plan shall be considered illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been contained therein.
9.13Non-exclusive. Nothing in the Plan shall limit the authority of the Company, the Board or the Committee to adopt other compensation arrangements for any Participant.
9.14Successors. Subject to Section 9.7, all obligations of the Company under the Plan with respect to Target Awards granted hereunder shall be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the assets of the Company.
9.15Effect on Other Benefits. Amounts paid or payable under the Plan may be taken into account in determining payments or benefits under any other compensation or benefit plan, but only to the extent provided for, or not explicitly prohibited by, any governing plan documents.
9.16Non-Solicitation. During the term of Participant’s employment with the Company and for a period of twelve (12) months following termination of the Participant’s employment, the Participant will not, directly or indirectly, either on Participant’s own behalf or on behalf of any other individual or commercial enterprise: (i) Solicit, induce or assist any third party in Soliciting or inducing any individual or entity who is then (or was at any time within the preceding twelve (12) months) an employee, consultant, independent contractor or agent of Company (collectively, “Covered Employee”) to leave the employment of the Company or cease performing services for the Company; (ii) hire or engage or assist any third party in hiring or engaging, any Covered Employee; or (iii) Solicit, induce or assist any third party in Soliciting or inducing any other person or entity (including, without limitation, any third-party service provider or distributor) to terminate its relationship with the Company or otherwise interfere with such relationship.
This non-solicitation provision explicitly covers all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, instant message, and social media, including, but not limited to, Facebook, LinkedIn, Instagram, Twitter, and any other social media platform, whether or not in existence at the time of entering into the Plan. However, it will not be deemed a violation of this Section if the Participant merely updates the Participant’s LinkedIn profile or connects with a Covered Employee on Facebook, LinkedIn, or other social media platform without engaging in any other substantive communication, by social media or otherwise, that is prohibited by this Section 9.16.
9.17Forfeiture for Violation of Restrictive Covenants. The issuance of an Award Payment and Participant’s agreement to the Restrictive Covenants are intended to be mutually dependent promises and in the event Participant breaches or threatens to breach the Restrictive Covenants, then to the greatest extent permitted by applicable law: (i) any Award Payment that has not yet been paid shall cease to be payable and (ii) any Award Payment that has been paid to Participant during the twelve (12) months prior to Participant’s breach or threatened breach of the Restrictive Covenants that have not yet been paid to Participant shall be forfeited for no consideration.
9.18Clawback. In the event of a restatement of the Company’s financial results (other than a restatement caused by a change in applicable accounting rules or interpretations), the result of which is that an Award Payment paid pursuant to the Plan would have been a lower amount had it been calculated based on such restated results, the Committee shall review such Award Payment. If the Committee determines: (i) the amount of any such Award Payment actually paid to a Participant would have been a lower amount had it been calculated based on such restated financial statements, and (ii) such restatement is the result of negligence, misconduct, deception, non-disclosure, policy violation or fraud by a Participant, the Committee, in its sole discretion, may, to the extent permitted by applicable law, require repayment of a portion or all of any Award Payment from any Participants knowledgeable of, responsible for, or contributing to, the negligence, misconduct, deception, non-disclosure, policy violation or fraud resulting in the restatement (such difference, the “Excess Compensation”). If the Committee determines to seek repayment for the Excess Compensation, it shall issue a written demand for repayment from the Participant and, if the Participant does not within a reasonable period thereafter tender repayment in response to such demand, and the Committee determines the Participant is unlikely to do so, the Committee may authorize the Company to seek a court order against the Participant for such repayment.
The Company shall not be required to pay Participants any additional amounts in the event restated financial results would have otherwise resulted in a higher Award Payment.
The actions permitted to be taken under this Section 9.18 are in addition to, and not in lieu of, any and all other rights of the Board, the Committee and/or the

Company under applicable law and shall apply notwithstanding anything to the contrary in the Plan.
9.19Shortened Statute of Limitations. Each Participant agrees to shorten the applicable statute of limitations and agrees that no claims or causes of actions may be brought against the Company or any its subsidiaries or Affiliates or any of their directors, officers, employees, controlling persons, agents or representatives based upon, directly or indirectly, any claim that arises under the Plan more than twelve (12) months after the date of the action that is the subject of the claim or lawsuit. Each Participant agrees to waive any statute of limitations to the contrary.